Exhibit 4.1

Execution Version

DISCOVER BANK

Master Servicer, Servicer and Seller

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

on behalf of the Certificateholders

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED

POOLING AND SERVICING AGREEMENT

Dated as of June 4, 2010

DISCOVER CARD MASTER TRUST I

Dated as of

October 18, 2011

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT (this “Amendment”), dated as of October 18, 2011, is entered into by and between DISCOVER BANK, a Delaware banking corporation (formerly Greenwood Trust Company), as Master Servicer, Servicer and Seller (“Discover Bank”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association), as Trustee (the “Trustee”).

WHEREAS, Discover Bank and the Trustee are parties to that certain Second Amended and Restated Pooling and Servicing Agreement, dated as of June 4, 2010, relating to the Discover Card Master Trust I (the “Agreement”); and

WHEREAS, pursuant to Section 13.01(a)(ii) of the Agreement, Discover Bank and the Trustee desire to amend this Agreement, in a manner that shall not adversely affect in any material respects the interests of the Holders of any Class of any Securities currently outstanding or change the permitted activities of the Trust, in order to clarify the authority of Discover Bank, as Servicer, to service Charged-Off Accounts.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties and for the benefit of the Certificateholders:

1. Definitions. Unless otherwise specified, capitalized terms used in this Amendment shall have the same meanings ascribed to them in the Agreement.

2. Amendment to the Agreement.

(a) Effective as of the date hereof, Section 1.01 of the Agreement is amended by replacing clause (i) of the definition of “Collections” with the following:

“(i) all payments by or on behalf of an Obligor received by a Servicer in respect of Receivables in the form of cash, checks, wire transfers or other forms of payment in accordance with the relevant Credit Agreement in effect from time to time and all Recovered Amounts, and;”

(b) Effective as of the date hereof, Section 2.03(a) of the Agreement is amended by replacing the reference to “Receivables” in the second sentence with “Receivables (or receivables in Charged-Off Accounts).”

(c) Effective as of the date hereof, Section 2.09(b) of the Agreement is amended by replacing the first sentence with the following:

“Each Seller shall cause the respective Servicer, as its agent, to service and administer the Accounts, the Receivables under which have been transferred to the Trust by such Seller and the receivables in Charged-Off Accounts, which are serviced by such Servicer, in a particular state or similar jurisdiction in accordance with policies identical to those used in servicing and administering other of such Seller’s credit card accounts in such jurisdiction.”

(d) Effective as of the date hereof, Section 3.01(b) of the Agreement is amended by replacing the reference to “Receivables” in the last sentence with “Receivables (or receivables in Charged-Off Accounts).”

(e) Effective as of the date hereof, Section 3.02 of the Agreement is amended by replacing paragraph (b) with the following paragraph:

“Each Servicer is hereby authorized in the name and on behalf of the Trustee and the Holder of the Seller Certificate, and agrees, to service and administer the Receivables (and receivables in Charged-Off Accounts) with respect to which it is acting as Servicer, and collect payments due under such Receivables (or amounts recovered from receivables in Charged-Off Accounts) in accordance with its customary and usual servicing procedures for servicing credit receivables comparable to the Receivables (or such receivables in Charged-Off Accounts) and in accordance with its Credit Guidelines, and acting alone or through any party designated by it pursuant to Section 8.06, shall do any and all things in connection with such servicing and administration that it may deem necessary or desirable. Without limiting the generality of the foregoing and subject to Section 10.02, each Servicer is hereby authorized and empowered (i) to execute and deliver, on behalf of the Trust for the benefit of the Certificateholders but in its own name, without reference to the fact that it is acting for the Trust, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables (or receivables in Charged-Off Accounts) with respect to which it is acting as Servicer, (ii) after the delinquency of any such Receivable (or receivable in a Charged-Off Account) and to the extent permitted under and in compliance with applicable law and regulations, to commence collection proceedings with respect to such Receivables (or receivables in Charged-Off Accounts) on behalf of the Trust for the benefit of the Certificateholders but in its own name, without reference to the fact that it is acting for the Trust and (iii) subject to Section 3.02(e), to sell the receivables in any Charged-Off Account. The Trustee shall furnish each Servicer with any powers of attorney and other documents necessary or appropriate under the laws of any jurisdiction with authority over the Receivables (or receivables in Charged-Off Accounts) to enable such Servicer to carry out its servicing and administrative duties hereunder.”

(f) Effective as of the date hereof, Section 3.03(b) of the Agreement is amended by replacing the reference to “Receivables” with “Receivables (or receivables in Charged-Off Accounts).”

(g) Effective as of the date hereof, Section 8.03 of the Agreement is amended by replacing the reference to “Receivables” in the last sentence with “Receivables (and receivables in Charged-Off Accounts).”

(h) Effective as of the date hereof, Section 8.05 of the Agreement is amended by replacing the reference to “Receivables” in the first sentence with “Receivables (and receivables in Charged-Off Accounts).”

(i) Effective as of the date hereof, Section 8.07 of the Agreement replaced with the following:

“Each Servicer shall clearly and unambiguously identify each Account with respect to which it is the Servicer (including each Charged-Off Account and any Additional Account designated pursuant to Section 2.10) in its computer records to reflect that the Receivables (or receivables) arising in such Account and the corresponding portion of Interchange arising on and after the effective date of designation of such Account have been conveyed to the Trust pursuant to this Agreement or an Assignment. Each Servicer shall, prior to the sale or transfer to a third party of any receivable held in its custody, examine its computer and other records to determine that such receivable is not a Receivable (or a receivable in a Charged-Off Account).”

(j) Effective as of the date hereof, Section 10.01 of the Agreement is amended by replacing the second and third to last sentences with the following:

“The Master Servicer agrees to cooperate with the Trustee and such Successor Master Servicer in effecting the termination of the responsibilities and rights of the Master Servicer to conduct servicing hereunder, including, without limitation, the transfer to such Successor Master Servicer of all authority of the Master Servicer to service the Receivables (and receivables in Charged-Off Accounts) provided for under this Agreement, including, without limitation, all authority over all Collections which shall on the date of transfer be held by the Master Servicer for deposit, or which have been deposited by the Master Servicer in any Investor Account, or which shall thereafter be received with respect to the Receivables (or receivables in Charged-Off Accounts), and in assisting the Successor Master Servicer. The terminated Master Servicer shall promptly make available its electronic records relating to the Receivables (and receivables in Charged-Off Accounts) and Interchange to the Successor Master Servicer in such electronic form as the Successor Master Servicer may reasonably request and shall promptly make available to the Successor Master Servicer all other records, correspondence and documents necessary for the continued servicing of the Receivables (and receivables in Charged-Off Accounts) and the determining and reporting of Interchange in the manner and at such times as the Successor Master Servicer shall reasonably request.”

(k) Effective as of the date hereof, Section 10.02 of the Agreement is amended by replacing the second and third to last sentences with the following:

“Such Servicer agrees to cooperate with the Trustee and such Successor Servicer in effecting the termination of the responsibilities and rights of such Servicer to conduct servicing hereunder, including, without limitation, the transfer to such Successor Servicer of all authority of such Servicer to service such Servicer’s Receivables (and receivables in Charged-Off Accounts) provided for under this Agreement, including, without limitation, all authority over all Collections which shall on the date of transfer be held by such Servicer for deposit, or which have been deposited by such Servicer in any Investor Account, or which shall thereafter be received with respect to such Receivables (or receivables in Charged-Off Accounts), and in assisting the Successor Servicer. The terminated Servicer shall promptly make available its electronic records relating to the Receivables (and receivables in Charged-Off Accounts) and Interchange to the Successor Servicer in such electronic form as the Successor Servicer may reasonably request and shall promptly make available to the Successor Servicer all other records, correspondence and documents necessary for the continued servicing of the Receivables (and receivables in Charged-Off Accounts) and the determining and reporting of Interchange in the manner and at such times as the Successor Servicer shall reasonably request.”

(l) Effective as of the date hereof, Section 10.03(e) of the Agreement is amended by replacing the reference to “Receivables” in the second and third sentences with “Receivables (and receivables in Charged-Off Accounts).”

(m) Effective as of the date hereof, Section 11.06 of the Agreement is amended by replacing each of the references to “Receivables” in the first sentence with “Receivables (and receivables in Charged-Off Accounts).”

(n) Effective as of the date hereof, Section 14.01 of the Agreement is amended by replacing the reference to “Receivables” in the penultimate sentence with “Receivables (and receivables in Charged-Off Accounts).”

3. Effect Upon the Agreement. Except as specifically set forth herein, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

4. Incorporation by Reference. The provisions of Sections 13.04 (Governing Law; Exclusive Forum), 13.07 (Severability of Provisions), 13.10 (Further Assurances), 13.12 (Counterparts) and 13.13 (Third-Party Beneficiaries) of the Agreement shall be incorporated into this Amendment, mutatis mutandis, as if references to “this Agreement” in the Agreement were references to this Amendment.

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IN WITNESS WHEREOF, Discover Bank and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

DISCOVER BANK, as Master Servicer, Servicer and Seller

By:	/s/ Michael F. Rickert
Name:	Michael F. Rickert
Title:	Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patricia M. Child
Name:	Patricia M. Child
Title:	Vice President

Signature Page to First Amendment to

Second Amended and Restated Pooling and Servicing Agreement